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As filed with the Securities and Exchange Commission on February 12, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ABBOTT LABORATORIES
(Exact name of registrant as specified in its charter)

Illinois	36-0698440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Abbott Park Road
Abbott Park, Illinois 60064-6400
(847) 937-6100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jose M. de Lasa
Senior Vice President, Secretary and General Counsel
Abbott Laboratories
100 Abbott Park Road
Abbott Park, Illinois 60064-6020
(847) 937-8905
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philip J. Niehoff Mayer, Brown & Platt 190 South LaSalle Street Chicago, Illinois 60603 (312) 782-0600	Charles W. Mulaney, Jr. Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive Chicago, Illinois 60606 (312) 407-0700

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)	Amount of Registration Fee(2)(3)

Common Shares, Without Par Value, and Debt Securities	$3,500,000,000	$620,468.75

(1)
If any Debt Securities are issued at an original issue discount, then the principal amount of such Debt Securities shall be such greater principal amount as shall result in an aggregate initial offering price not to exceed $3,500,000,000 less the aggregate dollar amount of all securities previously issued hereunder.
(2)
Pursuant to Rule 457(o) under the Securities Act of 1933, the registration fee is calculated based on the maximum aggregate offering price of all securities listed in the table above, and the table does not specify information about the amount of any particular security to be registered.
(3)
Pursuant to Rule 429 under the Securities Act of 1933, $750,000,000 of debt securities are being carried forward from registration statement on Form S-3 (No. 333-63481) and $268,125,000 of common stock and debt securities are being carried forward from registration statement on Form S-3 (333-83647) for inclusion in this prospectus. The $2,481,875,000 of new securities being registered hereby consist only of debt securities. Registration fees of $221,250 were previously paid with respect to the debt securities being carried forward from registration statement 333-63481 and $74,538.75 with respect to the securities being carried forward from registration statement 333-83647 calculated using the registration fees in effect in September 1998 and July 1999, respectively.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Abbott may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and Abbott is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2001

PROSPECTUS

Abbott Laboratories

    By this prospectus, Abbott may offer from time to time a total of up to $3,500,000,000 of common shares and debt securities, which may include up to:

                               —$268,125,000 of common shares
                               —$3,500,000,000 of debt securities

    Abbott will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February   , 2001

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that Abbott filed with the Securities and Exchange Commission under the shelf process. Abbott may sell common shares for up to $268,125,000 and debt securities for up to $3,500,000,000 under this prospectus, but the total sales of all securities sold under this prospectus may not exceed $3,500,000,000. This prospectus provides you with a general description of the securities Abbott may offer. Each time Abbott sells securities, Abbott will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

ABBOTT LABORATORIES

    Abbott Laboratories is an Illinois corporation incorporated in 1900. Abbott's principal business is the discovery, development, manufacture and sale of a broad and diversified line of health care products and services.

    Abbott has five revenue segments:

  (1)
  Pharmaceutical Products—includes a broad line of adult and pediatric pharmaceuticals which are sold primarily on the prescription or recommendation of physicians.

  (2)
  Diagnostic Products—includes diagnostic systems and tests for blood banks, hospitals, commercial laboratories, alternate-care testing sites and consumers.

  (3)
  Hospital Products—includes drug and drug delivery systems, perioperative and intensive care products, cardiovascular products, renal products, oncology products, intravenous and irrigation solutions, related manual and electronic administration equipment, and diagnostic imaging products for hospitals and alternate-care sites.

  (4)
  Ross Products—includes a broad line of adult and pediatric nutritionals. These products are sold primarily on the recommendation of physicians or other health care professionals. The segment also includes specialty pharmaceuticals and self-care consumer products.

  (5)
  International—includes a broad line of hospital, pharmaceutical, and adult and pediatric nutritional products marketed and primarily manufactured outside the United States. These products are sold primarily on the prescription or recommendation of physicians and other health care professionals. This segment also includes consumer products.

    Abbott also has a 50 percent owned joint venture, TAP Pharmaceutical Products Inc. TAP and its subsidiary develop and market pharmaceutical products in the United States and Canada.

    Abbott purchases, in the ordinary course of business, necessary raw materials and supplies essential to Abbott's operations from numerous suppliers worldwide. Abbott markets products in approximately 130 countries through affiliates and distributors. Most of Abbott's products are sold both in the United States and internationally. Abbott employs approximately 60,600 persons in its various offices, plants and facilities located throughout the world. Abbott's corporate offices are located at 100 Abbott Park Road, Abbott Park, Illinois 60064-6400, and the telephone number is (847) 937-6100.

USE OF PROCEEDS

    Abbott will use the net proceeds from the sale of the securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

    The debt securities will be issued under an indenture between Abbott and Bank One Trust Company, N.A., as trustee. The following is a summary of the material provisions of the indenture and is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever Abbott refers to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or prospectus supplement. You should review the indenture that is filed as an exhibit to the registration statement for additional information.

    The following summarizes certain general terms and provisions of the debt securities. Each time Abbott offers debt securities, the prospectus supplement relating to that offering will describe the terms of the debt securities Abbott is offering.

General

    Abbott may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The debt securities will be Abbott's unsecured and unsubordinated obligations and will rank equally and ratably with Abbott's other unsecured and unsubordinated obligations.

    Unless otherwise indicated in the prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by Abbott for that purpose. The debt securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 or integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but Abbott may require you to pay a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

    The prospectus supplement will describe the following terms of the debt securities Abbott is offering:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the principal of the debt securities is payable;

  •
  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the method by which the rate or rates will be determined, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, and the regular record date for the interest payable on any interest payment date;

  •
  the place or places where the principal of and any premium and interest on the debt securities will be payable;

  •
  the person who is entitled to receive any interest on the debt securities, if other than the record holder on the record date;

  •
  the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Abbott;

  •
  the obligation, if any, of Abbott to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which Abbott will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

  •
  the currency, currencies or currency units in which Abbott will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America;

  •
  if the amount of payments of principal of or any premium or interest on any debt securities may be determined with reference to an index or formula, the manner in which such amounts will be determined;

  •
  if the principal of or any premium or interest on any debt securities is to be payable, at Abbott's election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

  •
  if other than the debt securities' principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity;

  •
  the applicability of the provisions described in the section of this prospectus captioned, "Defeasance and Covenant Defeasance;"

  •
  if the debt securities will be issued in whole or in part in the form of a book-entry security as described in the section of this prospectus captioned, "Book-Entry Securities," the depository Abbott appointed or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee; and

  •
  any other terms of the debt securities.

    Abbott may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement will describe the federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. "Original issue discount securities" means any debt security which provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity of the debt security upon the occurrence and continuation of an "Event of Default."

    The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Book-Entry Securities

    The debt securities will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or other successor depository Abbott appoints and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

    DTC will act as securities depository for the securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered global security will be issued with respect to each $400 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of debt securities.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

    Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants' records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

    To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

    Neither DTC nor Cede & Co will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to Abbott as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

    Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from Abbott or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the trustee or Abbott, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of Abbott or the trustee. Disbursement of payments from Cede & Co. to direct participants is DTC's responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

    A beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant's interest in the debt securities, on DTC's records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered debt securities to the tender agent's account.

    DTC may discontinue providing its services as securities depository for the debt securities at any time by giving reasonable notice to Abbott or the trustee. Under these circumstances, if a successor securities depository is not obtained, then debt security certificates must be delivered.

    Abbott may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Abbott believes to be reliable, but Abbott takes no responsibility for their accuracy.

Certain Covenants of the Company

    Restrictions on Secured Debt.  Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, if Abbott or any domestic subsidiary incurs, issues, assumes or guarantees any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness and that indebtedness is secured by a mortgage, pledge or other lien on any principal domestic property or on any shares of stock or debt of any domestic subsidiary, Abbott will secure, or cause its domestic subsidiary to secure, the debt securities equally and ratably with, or prior to, that indebtedness, so long as that indebtedness is to be secured. Abbott is not required to secure the debt securities, however, if after securing such debt securities the aggregate amount of all secured indebtedness, together with all attributable debt in respect of sale and leaseback transactions involving principal domestic properties, would not exceed 15% of Abbott's consolidated net assets. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of this restriction, indebtedness secured by:

  •
  mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a domestic subsidiary;

  •
  mortgages in favor of Abbott or any domestic subsidiary;

  •
  mortgages in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments;

  •
  mortgages on property, shares of stock or debt existing at the time of acquisition, including acquisition through merger or consolidation, purchase money mortgages and construction cost mortgages existing at or incurred within 120 days of the time of acquisition;

  •
  mortgages existing on the first date on which the debt security is authenticated by the trustee;

  •
  mortgages incurred in connection with pollution control, industrial revenue or similar financings; and

  •
  any extension, renewal or replacement of any debt secured by any mortgage referred to in the foregoing list, inclusive.

    The following are the meanings of terms that are important in understanding the restrictive covenants previously described:

  •
  "subsidiary" means any corporation of which Abbott directly or indirectly owns or controls stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of that corporation's board of directors. The term does not include any corporation that does not own a principal domestic property and Abbott's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith that Abbott's existing aggregate investments, including those of its domestic subsidiaries, in the corporation are not of material importance to the total business conducted, or assets owned, by Abbott or its domestic subsidiaries.

  •
  "domestic subsidiary" means a subsidiary of Abbott which transacts substantially all of its business or maintains substantially all of its property within the United States, excluding its territories, possessions and Puerto Rico, except a subsidiary which:

  (1)
  is engaged primarily in financing operations outside of the United States or in leasing personal property or financing inventory, receivables or other property; or

  (2)
  does not own a principal domestic property.

  •
  "principal domestic property" means any building, structure or other facility, together with the land on which it is erected and fixtures comprising a part of it, used primarily for manufacturing, processing, research, warehousing or distribution, located in the United States, excluding its territories, possessions and Puerto Rico, owned or leased by Abbott or one of Abbott's subsidiaries and having a net book value in excess of 2% of Abbott's consolidated net assets, other than any such building, structure or other facility or a portion which is a pollution control facility financed by state or local governmental obligations or which Abbott's chairman of the board, chief executive officer, an executive vice president, a senior vice president or a vice president and the chief financial officer or treasurer determine in good faith is not of material importance to the total business conducted or assets owned by Abbott and its subsidiaries as an entirety.

  •
  "consolidated net assets" means the aggregate amount of assets, less reserves and other deductible items, after deducting current liabilities, as shown on Abbott's consolidated balance sheet contained in the latest annual report to Abbott's stockholders and prepared in accordance with generally accepted accounting principles.

  •
  "attributable debt" means the present value (discounted at the rate of 8% each year compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

    Restrictions on Sales and Leasebacks.  Unless otherwise provided in the prospectus supplement with respect to any series of the debt securities, neither Abbott nor any domestic subsidiary may enter into any sale and leaseback transaction involving any principal domestic property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless:

  •
  Abbott or the domestic subsidiary could incur a mortgage on the property under the restrictions described above under "Restrictions on Secured Debt" in an amount equal to the attributable debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities; or

  •
  Abbott, within 120 days after the sale or transfer by Abbott or any domestic subsidiary, applies to the retirement of Abbott's funded debt, which is defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount, an amount equal to the greater of:

    (1)
    the net proceeds of the sale of the principal domestic property sold and leased under such arrangement; or

    (2)
    the fair market value of the principal domestic property sold and leased, subject to credits for certain voluntary retirements of funded debt.

Events of Default

    With respect to a series of debt securities, any one of the following events will constitute an event of default under the indenture:

  •
  failure to pay any interest on any debt security of that series when due, continued for 30 days;

  •
  failure to pay principal of or any premium on any debt security of that series when due;

  •
  failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

  •
  Abbott's failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

  •
  certain events involving the bankruptcy, insolvency or reorganization of Abbott; or

  •
  any other event of default provided with respect to debt securities of that series.

    If any event of default occurs and continues, either the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of those debt securities, of all the debt securities of that series to be due and payable immediately by a notice in writing to Abbott, and to the trustee if given by holders. The principal amount (or specified amount) will then be immediately due and payable. After acceleration, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

    The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain the particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.

    The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

    A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy, unless:

  •
  the holder has previously given to the trustee written notice of a continuing event of default;

  •
  the holders of at least 25 percent in principal amount of the debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

  •
  the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request; and

  •
  the trustee has not instituted proceedings within 60 days.

However, these limitations do not apply to a suit instituted by a holder for enforcement of payment of the principal of and premium, if any, or interest on their debt security on or after the respective due dates.

    Abbott is required to furnish to the trustee annually a statement as to its performance of certain obligations under the indenture and as to any default.

Modification and Waiver

    Abbott and the trustee may modify and amend the indenture with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding debt securities of each series which is affected. Neither Abbott nor the trustee may, however, modify or amend the indenture without the consent of the holders of all debt securities affected if such action would:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  •
  reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the prospectus supplement, interest on, any debt security, including in the case of an original issue discount security the amount payable upon acceleration of the maturity;

  •
  change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on any debt security on or at the stated maturity thereof, or in the case of redemption, on or after the redemption date;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify certain provisions of the indenture, except to increase any percentage of principal amount whose holders are required to approve any change to such provision or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected.

    The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by Abbott with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except (1) a default in the payment of principal, premium or interest and (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of those holders of each outstanding debt security of that series who were affected.

Consolidation, Merger and Sale of Assets

    Abbott may not consolidate with or merge into any other company or entity or convey, transfer or lease its properties and assets substantially as an entirety and may not permit any company or entity to merge into or consolidate with Abbott or convey, transfer or lease its properties and assets substantially as an entirety to Abbott, unless:

  •
  in the case Abbott consolidates with or merges into another person or conveys, transfers or leases its properties substantially as an entirety to any person, the person formed by that consolidation or into which Abbott is merged or the person which acquires by conveyance or transfer, or which leases, Abbott's properties and assets substantially as an entirety is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and expressly assumes Abbott's obligations on the debt securities under a supplemental indenture;

  •
  immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

  •
  if Abbott's properties or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the indenture, Abbott or such successor, as the case may be, takes the necessary steps to secure the debt securities equally and ratably with, or prior to, all indebtedness secured thereby; and

  •
  Abbott has delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

Defeasance and Covenant Defeasance

    The indenture provides, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities, that, at Abbott's option, Abbott:

  •
  will be discharged from any and all obligations in respect of the debt securities of any series, except for certain obligations to register the transfer of or exchange of debt securities of that series, replace stolen, lost or mutilated debt securities of that series, maintain paying agencies and hold moneys for payment in trust; or

  •
  need not comply with certain restrictive covenants of the indenture, including those described in the section of the prospectus captioned, "Certain Covenants of the Company," and the occurrence of an event described in the fourth bullet point in the section of the prospectus captioned, "Event of Default" will no longer be an event of default, in each case, if Abbott deposits, in trust, with the trustee money or U.S. Government Obligations, which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of and premium, if any, and interest on the debt securities of that series on the dates such payments are due, which may include one or more redemption dates that Abbott designates, in accordance with the terms of the debt securities of that series.

    Abbott may establish this trust only if, among other things:

  •
  no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture shall have occurred and is continuing on the date of the deposit or insofar as an event of default resulting from certain events involving Abbott's bankruptcy or insolvency at any time during the period ending on the 121st day after the date of the deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to Abbott in respect of the deposit;

  •
  the deposit will not cause the trustee to have any conflicting interest with respect to any other of Abbott's securities or result in the trust arising from the deposit to constitute, unless it is qualified as, a "regulated investment company";

  •
  the defeasance will not result, in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which Abbott is a party or by which Abbott is bound; and

  •
  Abbott has delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit or defeasance and will be subject to federal income tax in the same manner as if the defeasance had not occurred, which opinion of counsel, in the case of the first item above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to Abbott, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

If Abbott fails to comply with its remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under the second item of the preceding sentence and the debt securities of such series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. Abbott will, however, remain liable for those payments.

Concerning the Trustee

    Bank One Trust Company, N.A. is trustee under the indenture. The trustee performs services for Abbott in the ordinary course of business.

DESCRIPTION OF COMMON SHARES

Authorized and Outstanding

    As of December 31, 2000, Abbott had 2,400,000,000 authorized common shares, of which 1,545,934,133 were outstanding, and 1,000,000 authorized preferred shares, of which none were outstanding. Abbott's board of directors determines the terms and the manner in which the preferred shares may be issued.

Listing

    Abbott's common shares are listed on the New York, Chicago, Pacific and London exchanges, as well as the Swiss stock exchange. They are traded on the Boston, Cincinnati and Philadelphia exchanges. The ticker symbol for Abbott's common shares is ABT.

Dividends

    The board of directors may authorize, and Abbott may make, distributions to its common shareholders, subject to any restriction in Abbott's articles of incorporation and to those limitations prescribed by law.

Fully Paid

    All of Abbott's outstanding common shares are fully paid and non-assessable. Any additional common shares that Abbott issues will be fully paid and non-assessable.

Voting Rights

    Each of Abbott's outstanding common shares is entitled to one vote in each matter submitted to a vote at a meeting of shareholders. In addition, in all elections for directors, every shareholder has the right to vote the number of shares owned by it for as many persons as there are directors to be elected, or to cumulate its votes and give one candidate as many votes as shall equal the number of directors multiplied by the number of shares or to distribute its cumulative votes in any proportion among any number of candidates. Abbott's shareholders may vote either in person or by proxy.

Shareholder Action by Written Consent; Meetings

    Under Illinois corporate law, any action required to be taken by Abbott's shareholders may be taken without a meeting and without a vote if a consent in writing is signed by holders of shares having at least the number of votes necessary at a shareholder meeting.

    Abbott's by-laws provide that special meetings of the shareholders of the corporation may be called only by:

  •
  the board of directors;

  •
  the chairman of the board of directors;

  •
  the chief executive officer;

  •
  the president; or

  •
  the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the meeting is called.

Transfer Agent and Registrar

    BankBoston, N.A. is Abbott's transfer agent and registrar. BankBoston is located in Boston, Massachusetts.

Shareholder Rights Plan

    On November 10, 1999, the Abbott board of directors declared a dividend distribution of one right for each outstanding common share of Abbott to shareholders of record at the close of business on December 1, 1999, the record date. Except as described below, each right, when exercisable, entitles the registered holder to purchase from Abbott one ten-thousandth of a share of series A junior participating preferred stock, par value $1.00 per share, at a purchase price of $200 for each one ten-thousandth of a share, subject to adjustment.

    Initially, the rights automatically attached to all common share certificates representing shares then outstanding, and no separate certificates evidencing the rights were distributed. Rights will be attached to all shares of common stock issued in the future prior to the termination of the rights agreement. The rights will be evidenced by the common share certificates and not by separate certificates until the earlier to occur of:

  •
  the shares acquisition date, which is the date ten days following a public announcement that a person or group of affiliated or associated persons, referred to as the acquiring persons, has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of Abbott's outstanding common shares; or

  •
  15 business days, or a later date as may be determined by action of the board of directors prior to the time that any person becomes an acquiring person, following the commencement of, or a public announcement of an intention to make, a tender or exchange offer if, upon consummation of that offer, the acquiring person or persons would be the beneficial owner of 10% or more of Abbott's outstanding common shares.

The earlier of these two dates is referred to in the rights agreement as the distribution date.

    Until the distribution date, the rights will be transferred only with the Abbott common shares. As soon as practicable following the distribution date, right certificates will be mailed to holders of record of the Abbott common shares as of the close of business on the distribution date. After the distribution date, the separate right certificates will evidence the rights. Any Abbott common shares issued after the distribution date will generally be accompanied by right certificates only if such Abbott common shares are issued pursuant to the exercise of options or under any employee plan or arrangement or upon the exercise, conversion or exchange of other securities issued by Abbott, or if the issuance of accompanying right certificates is deemed necessary or appropriate by the Abbott board of directors.

    The rights are not exercisable until the distribution date and will expire at the earliest of:

  •
  November 10, 2009, the final expiration date;

  •
  upon redemption by Abbott as described below; or

  •
  upon exchange of all rights for common shares as described below.

    If any person, other than Abbott, its affiliates or any person receiving newly-issued common shares directly from Abbott, becomes the beneficial owner of 10% or more of the then outstanding common shares, each rightsholder will have the right to receive, upon exercise at the then current exercise price of the right, common shares, or, in certain circumstances, cash, property or other securities of Abbott, having a value equal to two times the exercise price of the right.

    If, after an acquiring person obtains 10% or more of the outstanding Abbott common shares, Abbott is acquired in a merger or other business combination transaction or 50% or more of Abbott's assets or earning power are sold, each holder of a right will have the right to receive, upon exercise at the then current exercise price of the right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the right.

    Following the occurrence of any of the events set forth in the preceding two paragraphs, any rights that are, or, under certain circumstances specified in the rights agreement, were, beneficially owned by any acquiring person will immediately become null and void.

    At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 10% or more of the outstanding common shares and prior to the acquisition by that person or group of 50% or more of the outstanding common shares or the existence of a solicitation participant, the board of directors may exchange the rights, other than rights owned by that person or group, which have become void, in whole or in part, at an exchange ratio of one common share for each right, subject to adjustment.

    Subject to the following paragraph, at any time after the date of the rights agreement until the earlier of the time that a person becomes an acquiring person or November 10, 2009, the Abbott board of directors may redeem the rights in whole, but not in part, at a price of $.0001 for each right, which may, at the option of Abbott be paid in cash, common shares or other consideration deemed appropriate by the board. Upon the effectiveness of any action of the board ordering redemption of the rights, the rights will terminate, leaving the rightsholders with only the right to receive this redemption price.

    If at any time prior to a person becoming an acquiring person:

  •
  there occurs a change, resulting from one or more proxy or consent solicitations, in a majority of the directors in office at the commencement of the first of these solicitations, and

  •
  any person who is a participant in any of these solicitations has proposed or initiated a business combination transaction involving Abbott,

then the approval by holders of at least 85% of the outstanding common shares, known as the shareholder approval, would be required prior to any redemption of the rights or any amendment of the rights agreement that would adversely affect the interests of rightsholders or facilitate a transaction with a solicitation participant.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Abbott without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired, and under certain circumstances the rights beneficially owned by that person or group may become void. The rights should not interfere with any merger or other business combination approved by the board of directors because the board may, at its option subject to shareholder approval, if applicable, at any time prior to the time that any person becomes an acquiring person, redeem all, but not less than all, of the then outstanding rights at the redemption price.

    This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

PLAN OF DISTRIBUTION

    Abbott may sell the securities:

  •
  directly to purchasers, or

  •
  through agents, underwriters or dealers, or

  •
  through a combination of any of these methods of sale.

    Abbott may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

    Abbott may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions Abbott pays them. Agents may be entitled to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between Abbott and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

    If Abbott uses any underwriters in the sale, Abbott will enter into an underwriting agreement with them at the time of sale. The names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business.

    If Abbott uses dealers in the sale of the securities, Abbott will sell the securities to those dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by Abbott against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for Abbott in the ordinary course of business.

    The debt securities are not proposed to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in debt securities. Abbott cannot predict the activity or liquidity of any trading in the debt securities.

LEGAL OPINIONS

    Certain legal matters in connection with the securities offered hereby will be passed upon for Abbott by Jose M. de Lasa, Esq., Abbott's Senior Vice President, General Counsel and Secretary, and by Mayer, Brown & Platt, Chicago, Illinois, and for the underwriters, dealers and agents, if any, by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois. As of February 12, 2001, Mr. de Lasa beneficially owned approximately 192,069 Abbott common shares and held options to acquire 556,428 shares, of which options to purchase 276,295 shares are currently exercisable. (These amounts include approximately 1,287 shares held for the benefit of Mr. de Lasa in the Abbott Laboratories Stock Retirement Trust pursuant to the Abbott Laboratories Stock Retirement Plan). The opinions of Mr. de Lasa, Mayer, Brown & Platt and Skadden, Arps, Slate, Meagher & Flom (Illinois) may be conditioned upon, and may be subject to certain assumptions regarding, future action required to be taken by Abbott and any underwriter(s), dealer(s) or agent(s) in connection with the issuance and sale of any securities. The opinions of Mr. de Lasa, Mayer, Brown & Platt and Skadden, Arps, Slate, Meagher & Flom (Illinois) with respect to securities may be subject to other conditions and assumptions, as indicated in the prospectus supplement. Skadden, Arps, Slate, Meagher & Flom (Illinois) from time to time also represents Abbott in connection with certain other matters.

EXPERTS

    The consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 1999, which are incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    Abbott files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Abbott files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Abbott's SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. Abbott's common shares are listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and information about Abbott also is available there.

    This prospectus is part of a registration statement that Abbott filed with the SEC. The SEC allows Abbott to "incorporate by reference" the information Abbott files with the SEC. This means that Abbott can disclose important information to you by referring you to other documents that Abbott identifies as part of this prospectus. The information incorporated by reference is considered to be part of this prospectus. Abbott incorporates by reference the documents listed below:

  •
  Annual Report on Form 10-K for the year ended December 31, 1999.
  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000.
  •
  Current Reports on Form 8-K dated May 19, 2000 and January 17, 2001.
  •
  Registration Statement on Form 8-A filed on November 15, 1999.

Abbott also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of the filing of this registration statement and before its effectiveness and (2) until Abbott has sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Abbott's subsequent filings with the SEC will automatically update and supersede information in this prospectus.

    You may obtain a copy of these filings at no cost by writing to or telephoning Abbott at the following address and telephone number:

        Abbott Laboratories
        100 Abbott Park Road
        Abbott Park, Illinois 60064-6020
        Attention:  Jose M. de Lasa,
        Senior Vice President, Secretary
          and General Counsel
        Phone: (847) 937-8905

    You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. Abbott has not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby:

SEC registration fee	$916,258
Printing and engraving costs	$35,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Trustee fees and expenses	$15,000
Rating agency fees	$515,000
Miscellaneous	$33,742

Total	$1,550,000

Item 15.  Indemnification of Officers and Directors.

    Restated Article R-VI of Abbott's Restated Articles of Incorporation provides that Abbott shall, in the case of persons who are or were directors or officers of Abbott, and may, as to other persons, indemnify to the fullest extent permitted by law any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Abbott, or is or was serving at the request of Abbott as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The provisions of Article R-VI are applicable to all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Abbott in advance of the final disposition of such action, suit or proceeding, as authorized by Abbott's Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he or she is entitled to indemnification.

    Section 8.75 of the Illinois Business Corporation Act provides that a corporation may indemnify any person (or his or her personal representatives) who, by reason of the fact that such person is or was a director or officer of such corporation, is made (or threatened to be made) a party to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than one brought on behalf of the corporation, against reasonable expenses (including attorneys' fees), judgments, fines and settlement payments, if such person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of such corporation and, in criminal actions, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions on behalf of the corporation, indemnification may extend only to reasonable expenses (including attorneys' fees) and only if such person acted in good faith and in a manner he or she reasonably believed to be not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation except to the extent that the adjudicating court otherwise provides. To the extent that such person has been successful in defending any action, suit or proceeding (even one on behalf of the corporation) or in defense of any claim, issue or matter therein, such person is entitled to indemnification for reasonable expenses (including attorneys' fees) incurred by such person in connection therewith.

    The indemnification provided for by the Illinois Business Corporation Act is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the Illinois Business Corporation Act. Abbott's directors and officers are insured under a directors and officers liability insurance policy maintained by Abbott.

Item 16.  Exhibits.

    A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17.  Undertakings.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Lake, State of Illinois, on February 12, 2001.

ABBOTT LABORATORIES
/s/ MILES D. WHITE Miles D. White Chairman of the Board and Chief Executive Officer

    Each person whose signature appears below on this registration statement hereby constitutes and appoints Jose M. de Lasa and Gary P. Coughlan and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to the Registrant's Form S-3 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 12, 2001.

/s/ MILES D. WHITE Miles D. White Chairman of the Board, Chief Executive Officer, and Director	/s/ JEFFREY M. LEIDEN Jeffrey M. Leiden, M.D., Ph.D. Executive Vice President, Pharmaceuticals, Chief Scientific Officer and Director
/s/ GARY P. COUGHLAN Gary P. Coughlan Senior Vice President, Finance and Chief Financial Officer (principal financial officer)	/s/ GARY L. FLYNN Gary L. Flynn Vice President and Controller (principal accounting officer)
/s/ ROXANNE S. AUSTIN Roxanne S. Austin Director	/s/ A. BARRY RAND A. Barry Rand Director

/s/ H. LAURANCE FULLER H. Laurance Fuller Director	/s/ W. ANN REYNOLDS W. Ann Reynolds, Ph.D. Director
/s/ JACK M. GREENBERG Jack M. Greenberg Director	/s/ ROY S. ROBERTS Roy S. Roberts Director
/s/ DAVID A. JONES David A. Jones Director	/s/ WILLIAM D. SMITHBURG William D. Smithburg Director
/s/ DAVID A. L. OWEN David A. L. Owen Director	/s/ JOHN R. WALTER John R. Walter Director
/s/ BOONE POWELL, JR. Boone Powell, Jr. Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Indenture, dated as of February 9, 2001, between Abbott Laboratories and Bank One Trust Company, N.A. (including form of Security)
5.1	Opinion of Jose M. de Lasa
23.1	Consent of Arthur Andersen LLP
23.2	Consent of Jose M. de Lasa (included in the opinion filed as Exhibit 5.1 to this registration statement)
24.1	Power of Attorney (included on signature page of this registration statement)
25.1	Statement of Eligibility of Bank One Trust Company, N.A. on Form T-1

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ABOUT THIS PROSPECTUS
ABBOTT LABORATORIES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF COMMON SHARES
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX